Sub Item 77I
Terms of new or amended securities
811-7470, Heritage Series Trust


Each series of the Heritage Series Trust ("the Trust"), except the International Fund, issued three new classes of shares in the Trust, Class I, Class R-3 and Class R-5 shares. The description of each class is incorporated by reference to the Trust's Post-Effective Amendment No. 38, as filed with the Securities and Exchange Commission on December 29, 2005 (Accession No. 898432-5-1049).